[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Masterworks Gallery LLC
225 Liberty Street
Floor 29
New York
NY 10281-2699
U.S.A.

To the attention of Mr Scott Lynn

Dear Sir,

Yayoi Kusama, *Pumpkin*, acrylic on canvas, 16 x 22.7cm, executed in 2003 (the "Property")

This letter agreement (the "Agreement") confirms the terms under which the seller and [***] ("[***]" or "we" or "our") as the seller's agent, will sell the Property to you. References in this Agreement to "you" and "your" mean Masterworks Gallery LLC acting as duly authorized agent (the "Agent") for the disclosed owner Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio (the "Principal"). The Agent is a Limited Liability Company, registered under number 5368781 of the State of Delaware register, with its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808, U.S.A, and represented by Mr Scott Lynn in his capacity as Chief Executive Officer.

1. You agree to pay to [***], within five (5) working days of the date of signature by you of this Agreement, a purchase price of US$605,000 (six hundred five thousand US Dollars) for the Property (inclusive of [***] commission) (the "Purchase Price"), by wire transfer to the following account: HSBC Continental Europe, 38, avenue Kléber, 75116 Paris, Account Number: [***], Swift Code: [***] USD, IBAN Number: [***], Account Name: [***]. The Purchase Price does not include VAT on [***] commission, which will be charged in addition to the Purchase Price if the export condition set out in Clause 2 is not met.

2. Title to the Property will pass and the Property will only be released to you upon the receipt by [***] of the Purchase Price in full and cleared funds. You have instructed [***] to arrange, at your cost (including any import taxes or duties), for the packing and shipment of the Property to UOVO, 101 Lake Drive, Newark, DE 19702-3318, U.S.A. All invoices for the above costs will be sent by [***] to you for payment. Risk of loss or damage to the Property will pass to you, and you shall be solely responsible for care and insurance of the Property, upon its release to the shippers at [***] premises in Paris.

You acknowledge that subject to the below, VAT or an amount in lieu of VAT is applicable on this transaction. [***] will zero-rate the VAT or amount in lieu of VAT due provided that the Property is shipped by [***] outside the European Union within three (3) months of the date of sale. In the event that the transaction may not be zero-rated by [***] for any reason, the Purchase Price shall be increased in the amount of such applicable VAT or amount in lieu of VAT and shall be payable by you to [***] upon receipt of an invoice therefor.

3. You confirm that you have satisfied yourself as to the condition of the Property based on the photographs and condition reports received by you. Subject to the following paragraph, [***] guarantees to you that the Property is by Yayoi Kusama for a period of five (5) years from the date of the sale. This guarantee is solely for your benefit as the buyer of the Property and is not assignable by you to any third party or to any subsequent owner or owners who acquire an interest in the Property.

In the event [***] determines in its discretion that the Property is not by Yayoi Kusama within five (5) years from the date of the sale, the sale shall be rescinded and the Purchase Price (including commission) for the Property shall be returned to you and you shall return the Property to the Seller (subject to any applicable laws or legal processes) in the same condition as it was in at the date of the sale and free from any third party claims, charges or liens.

[***]

Subject to the guarantee set out above, you and [***] agree that:
(i) neither [***] nor the seller shall be responsible for errors of description; and
(ii) neither [***] nor the seller make any representations or warranties with respect to the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Property and no statement anywhere, whether oral or written, shall be deemed such a warranty.

4. **(a)** The Principal hereby warrants to [***] that:
(i) the Principal is not subject to trade sanctions, embargoes or any other restriction on trade (A) in the jurisdiction in which the Principal does business, or (B) that are enforced, as well as under the laws of the European Union, the laws of France or the laws and regulations of the United States, and the Principal is not owned (nor partly owned) or controlled by such sanctioned person(s) (collectively, "Sanctioned Person(s)");
(ii) the Principal is not a Sanctioned Person(s) nor owned (or partly owned) or controlled by Sanctioned Person(s);
(iii) the funds used for purchase of the Property are not connected with, nor have any link to any criminal activity, in particular tax evasion, money laundering, terrorist activities or other criminal activity and that the arrangements between the Agent and the Principal or otherwise do not, in whole or in part facilitate tax crimes;
(iv) the Property purchased by the Agent or the Principal is not being purchased for the purposes of, or being used in any way connected with, or to facilitate breaches of any applicable tax, anti-money laundering or anti-terrorism laws or regulations; and
(v) none of the funds used for purchase will be funded by any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

(b) The Agent, acting in their own capacity, hereby warrants to [***] that:
(i) the Agent is duly authorized to act as agent for the Principal, to execute this Agreement on the Principal's behalf and to take all necessary decisions and actions in order to the transactions contemplated by this Agreement and agree to assume all obligations and liabilities hereunder to the same extent as if the Agent was acting as principal;
(ii) the Principal has expressly authorised any commissions payable to [***] and the Agent, respectively, on the purchase of the Property;
(iii) the Agent will disclose to [***] the identity of the Principal and will provide to [***], upon request, verification of identity and any additional information required to comply with [***] Know Your Client ("KYC") requirements, failing which we shall be entitled either not to complete or to cancel the sale of Property, as appropriate.

(c) [***] reserves the right to seek identification of the source of funds received, and to make enquiries about any person transacting with [***]. As long as we have not carried out our enquiries in respect of anti-money laundering, anti-terrorist financing and other checks as it considers appropriate concerning you or the seller to [***], [***] shall be entitled to withhold the Property and/or sums received, as appropriate, and to take any further action required or permitted under applicable law without any liability to you.

5. We will hold and process your personal information and may share it with another [***] for use as described in, and in line with, our Privacy Policy published on our website at [***] or available on request by email to [***].

6. [***] shall not be liable for any delay in meeting nor failure to meet its obligations under this Agreement and may terminate its obligations under this Agreement to sell the Property to you as a result of circumstances beyond its reasonable control or which make such performance impracticable, including, but not limited to, due to any outbreak of disease, public health emergency, quarantine, epidemic, pandemic, or other condition that threatens the life, health, or safety of [***] personnel, vendors, or clients as determined by [***] in its reasonable discretion.

[***]

7. This Agreement shall be governed by and construed and enforced in accordance with French law and you hereby agree to submit any dispute in relation with this Agreement to the sole and exclusive jurisdiction of the *Tribunal Judiciaire* of Paris (France). This Agreement shall be binding upon your heirs, executors, beneficiaries, successors and assigns but you may not assign this Agreement without [***] prior written consent.

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Please would you sign both originals of this Agreement where marked below, to confirm your agreement with its terms and return one copy to [***].

Yours sincerely,

Acknowledged and Agreed:

[***], acting on its own behalf and in its capacity as duly authorized agent for and on behalf of the owner of the Property	Name: Mr Scott Lynn Duly authorized for and on behalf of Masterworks Gallery LLC, acting in their own capacity and as duly authorized Agent for the Principal
Date: ______________________________	Date: ______________________________
Signature	Signature
______________________________	______________________________